Exhibit 10.22
AMENDMENT TO THE
WILLIAMS COMPANIES, INC. SEVERANCE PAY PLAN
     The Williams Companies, Inc. Severance Pay Plan, as amended and restated effective October 28, 2003 and as subsequently amended (“Plan”), shall be, and hereby is, amended in the following respects, effective October 28, 2003:
I.
     Section 1.5 of the Plan is amended in its entirety to provide as follows:
          “1.5 ‘Benefits Committee’ means the committee comprised of that group of individuals appointed to undertake those duties as described in Articles V and VI of the Plan.”
II.
     The following is added as a new Section 1.12A following Section 1.12 in the Plan:
          “1.12A ‘Compensation Committee’ means the Committee of the Board of Directors designated as the Compensation Committee.”
III.
     Section 5.1 is amended in its entirety to provide as follows:
          “5.1 Fiduciaries. The Administrative Committee is designated as the named fiduciary as defined in ERISA; provided that any claims administrator will be a named fiduciary with respect to claims and appeals related to benefit determinations.”

IV.
     Section 5.2(a) of the Plan is amended in its entirety to provide as follows:
          “5.2 Allocation of Responsibilities.
(a) Compensation Committee. The Compensation Committee shall have exclusive authority and responsibility, including the power to amend the Plan in Section 6.3 to the extent necessary, for:
     (i) Plan matters that are deemed to be material under the corporate laws of the State of Delaware to holders of common stock of the Company;
     (ii) The veto of appointments to the Benefits Committee within ninety (90) days of receipt of notice of an appointment to the Benefits Committee; and
     (iii) The delegation to the Benefits Committee or other appropriate person of any authority and responsibility reserved to it under the Plan that it can delegate.”
V.
     Section 5.3(a) of the Plan is amended in its entirety to provide as follows:
          (a) Membership and Voting. The Benefits Committee shall consist of not less than three (3) members and not more than five (5) members and vacancies of the Benefits Committee shall be filled by the remaining members of the Benefits Committee; provided the Compensation Committee shall have the authority to veto appointments to the Benefits Committee within ninety (90) days of receipt of notice of an appointment to the Benefits Committee and provided further that the Chairman of the Benefits Committee shall notify the Compensation Committee of new appointments to the Benefits Committee within sixty (60) days of such appointment.
VI.
     Section 5.3(b) of the Plan is amended in its entirety to provide as follows:
“(b) Powers and Duties of Benefits Committee. The Benefits Committee shall have exclusive authority and responsibility for:
(i) All amendments to this Plan, except to the extent such authority is reserved to the Compensation Committee, as provided in Articles V and VI;

(ii) The termination or other discontinuance of this Plan, in whole or in part;
(iii) The approval of any merger or spin-off of any part of this Plan;
(iv)The appointment of members of the Administrative Committee, but only to fill vacancies not filled by the Administrative Committee, and the appointment of the chairman of the Administrative Committee, but only if a chairman is not timely selected by the Administrative Committee’s members.
(v) Solely to assist the Compensation Committee in its settlor capacity, the Benefits Committee shall report to the Compensation Committee of material developments in and changes to the general employee benefit matters of the Plan at least one time each year, but not later than ninety (90) days after the end of the Company’s fiscal year.
The Benefits Committee may appoint such accountants, counsel, specialists, and other persons, as it deems necessary or desirable in connection with its duties under this Plan. Such accountants and counsel may, but need not, be accountants and counsel for the Company or an Affiliate. The Benefits Committee also shall have such other duties, authority and responsibility under this Plan as may be delegated by the Board of Directors or Compensation Committee.”
VII.
     Section 5.6 of the Plan is amended in its entirety to provide as follows:
               “5.6 No Joint Fiduciary Responsibilities. This Plan is intended to allocate to the Administrative Committee the individual responsibility for the prudent execution of the functions assigned to it, and none of such responsibilities or any other responsibility shall be shared by any other entity unless such sharing is provided for by a specific provision of the Plan. Whenever one fiduciary is required herein to follow the directions of another fiduciary, the two fiduciaries shall not be deemed to have been assigned a shared responsibility, but the responsibility of a fiduciary receiving such directions shall be to follow them insofar as such instructions are on their face proper under applicable law.”
VIII.

     Section 6.3 of the Plan is amended in its entirety to provide as follows:
          “6.3 Amendment and Termination. Except as provided in Section 5.2(a), the Benefits Committee may, in its sole and absolute discretion, amend, modify, change, revise or discontinue this Plan at any time prior to a Change in Control occurring or within 12 months after a Change in Control has occurred; provided, however, that any such action taken that has the effect of reducing Participants benefits under this Plan prior to a Change in Control shall not be effective before six months after adoption and shall be null and void if a Change in Control occurs during that period.”
XIV.
     Except as modified herein, the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, the Benefits Committee has caused this Amendment to the Plan to be executed effective as herein provided.

By:	/s/ Marcia M. MacLeod
Marcia M. MacLeod
Benefits Committee Member

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